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                                                                    EXHIBIT 99.5


                           SEPTEMBER 14, 1998, MONDAY

AIMCO Shareholders Approve Acquisition of Insignia's Multifamily Business; AIMCO Expands Program to Purchase Up to Approximately One Million Shares at up to $38 per Share

DATELINE: DENVER, Sept. 14

BODY:
     Apartment Investment and Management Company (NYSE: AIV) ("AIMCO") shareholders voted today to approve the acquisition of Insignia Financial Group and its multi-family business. Insignia shareholders voted their approval earlier today. No further shareholder consents are required and the combination is expected to close in approximately two weeks.

     Peter Kompaniez, AIMCO President, commented that following the pending merger: The "New AIMCO" is the largest private provider of rental housing in the world, operating more than 2,000 properties, including nearly 400,000 apartment units or one-third of all apartment units owned by the 23 publicly-traded multifamily REITs, and serving approximately one million residents.

     The "New AIMCO" is well positioned to meet Wall Street expectations for this year, 1999 and beyond. Management identified $3.41 and $3.96 as the consensus First Call FFO estimates for 1998 and 1999. Management pointed out that this FFO growth would result, in accordance with AIMCO current dividend policy, in a dividend of $2.50 - $2.55 for 1999.

     The foregoing estimates of FFO and dividends are forward-looking statements that involve numerous risks and uncertainties that could result in actual results differing materially from the expectations set forth above. Some of the factors that could affect the foregoing expectations include general economic conditions, competition in and performance of local real estate markets, competition from other property management companies, AIMCO's ability to obtain financing, increases in interest rates, increases in operating costs and real estate taxes, as well as other risks detailed from time to time in AIMCO's filings with the Securities and Exchange Commission.

     AIMCO also announced plans, pursuant to an expansion of its existing stock repurchase program, to repurchase in open market purchases and privately negotiated purchases possibly beginning as early as September 26 as many as 991,800 shares at market prices up to $38 per share. AIMCO has a pending tender at $36 per share for all "odd lots". AIMCO is currently restricted in repurchasing shares because of SEC rules applicable to stock mergers. AIMCO has purchased 508,100 shares under its previously announced stock purchase plan.

     AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 15 regional operating centers, which holds a geographically diversified portfolio of apartment communities. Upon completion of the Merger, AIMCO, through its subsidiaries, will be the largest private provider of rental housing in the world operating more than 2,000 properties, including nearly 400,000 apartment units and serving approximately one million residents. The properties are located in 49 states, the District of Columbia and Puerto Rico.

SOURCE    Apartment Investment and Management Company
          CONTACT: Peter Kompaniez, President, 714-593-1723, or Leeann Morein, Senior Vice President, 303-757-8101, investor@aimco.com, both of Apartment Investment and Management Company